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SSA System Software Associates, Inc.                                NEWS RELEASE
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Corporate Headquarters
500 West Madison . Chicago, Illinois, U.S.A. 60661 . Telephone (312) 258-6000 .
Facsimile: (312) 474-7500


    Investor Relations Contact                      Corporate Contact
    --------------------------                      -----------------

    Joseph J. Skadra                                Roger E. Covey
    Chief Financial Officer                         CEO and Chairman
    (312) 258-6000                                  (312) 258-6000
    Facsimile: (312) 474-7500                       Facsimile: (312) 474-7500
    jskadra@ssax.com                                rec@ssax.com


    FOR IMMEDIATE RELEASE
    ---------------------

                          SSA Announces New Financing

    CHICAGO, IL, August 20, 1997 - System Software Associates, Inc. (NASDAQ:
    SSAX), announced today that the Company has signed an engagement letter with a leading investment bank for two new financing transactions, which, in total, are on terms more favorable to the Company than its previously proposed financings. The Company expects a $10 million private transaction to be closed within one week. The new public transaction will be a $100 million registered, underwritten offering of subordinated convertible notes due 2002, with a warrant component. The interest rate and conversion price of the public notes will be determined based upon market conditions at the time the public notes are sold. The Company expects to file an amendment covering the offering with the Securities and Exchange Commission in approximately one week and expects the offering to be priced before the middle of September.

    Roger E. Covey, the Company's Chairman and CEO, said that "the purpose of the offering is to obtain funds to repay indebtedness and provide working capital on a basis measurably less dilutive to existing shareholders than the prior proposed transactions."
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The private transaction has not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities referred to herein. An offer of the securities shall be made only by means of a prospectus.

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